Exhibit 10.17

PHILLIPS 66 DEFERRED COMPENSATION PLAN

FOR

NON-EMPLOYEE DIRECTORS

Section 1. Purpose of the Plan

The purpose of the Phillips 66 Deferred Compensation Plan for Non-Employee Directors (“Plan”) is to provide a program whereby a member of the Board of Directors of Phillips 66 (“Company”) who is not an officer or present employee of the Company or any of its subsidiaries (“Non-Employee Director”) may elect to:

1)	receive the payment of part or all of the Cash Compensation payable to the Non-Employee Director (“Cash Payment”),

2)	defer the payment of part or all of the Cash Compensation payable to the Non-Employee Director (“Deferred Payment”), credited into an account or accounts established from time to time for that purpose (a “Deferred Compensation Account”),

3)	receive part or all of the Cash Compensation payable to the Non-Employee Director in shares of Unrestricted Stock under the terms of the Phillips 66 Omnibus Stock and Performance Incentive Plan, or a successor plan (“Unrestricted Stock Award”),

4)	receive part or all of the Cash Compensation in shares of Restricted Stock Units under the terms of the Phillips 66 Omnibus Stock and Performance Incentive Plan, or a successor plan (“Restricted Stock Unit Award”), and

5)	delay the settlement of Restricted Stock Units, issued under the terms of the Phillips 66 Omnibus Stock and Performance Incentive Plan, or a successor plan.

The amount of total compensation which is paid to the Non-Employee Director for services rendered as a Non-Employee Director is set by resolution of the Board of Directors and is comprised of a portion paid in cash (“Cash Compensation”) and a portion paid in Restricted Stock Units and/or Unrestricted Stock (“Stock Compensation”) of Phillips 66 common stock $.01 par value (“Phillips 66 Common Stock”). Cash Compensation shall be earned for service as a Non-Employee Director over each calendar month in which the Non-Employee Director is a member of the Board of Directors of Phillips 66 and not an officer or employee of Phillips 66 or any of its subsidiaries. Any Cash Compensation payable as a result of assignment to a particular committee of the Board of Directors of Phillips 66, chairmanship of a committee, or similar duties shall be deemed to be earned for any calendar month in which the assignment, chairmanship, or similar duties exist. Stock Compensation shall be earned annually by those Non-Employee Directors who are members of the Board of Directors on the grant date of the Stock Compensation.

This Plan is amended and restated with the intention to comply with section 409A of the United States Internal Revenue Code of the Internal Revenue Code of 1986, as amended (the “IRC”), which became generally effective on January 1, 2005, and any regulations or other applicable guidance thereon, and shall be construed accordingly. It is intended that provisions of the Plan dealing with Cash Compensation or Stock Compensation earned and vested prior to January 1, 2005, shall continue as in effect prior to that date as “grandfathered” provisions and not be considered to be materially modified by this amendment and restatement.

Section 2. Elections

(a)	Cash Payment. For each calendar year, a Non-Employee Director may elect to have payment of part or all of the Non-Employee Director’s Cash Compensation paid in cash in each month earned. On or before December 20 (or such other date in December as may be set from time to time for the orderly administration of the Plan) of each year, the election to receive Cash Compensation to be paid in the next calendar year may be made by giving written notice thereof in the manner prescribed by the Company, except that such election may be made by the end of the 30-day period after a Non-Employee Director is first elected to the Board of Directors. The election becomes irrevocable on December 31 of the calendar year prior to the year in which the Cash Compensation is to be earned. In default of a timely election otherwise, a Non-Employee Director shall receive Cash Compensation.

(b)	Deferred Payment. For each calendar year, a Non-Employee Director may elect to have payment of part or all of the Non-Employee Director’s Cash Compensation deferred. On or before December 20 (or such other date in December as may be set from time to time for the orderly administration of the Plan) of each year, the election to defer Cash Compensation that would otherwise be paid in the next calendar year may be made by giving written notice thereof in the manner prescribed by the Company, except that such election may be made by the end of the 30-day period after a Non-Employee Director is first elected to the Board of Directors, to be effective for any Cash Compensation for that year earned beginning the month after such election is made. The election becomes irrevocable on December 31 of the calendar year prior to the year in which the Cash Compensation is to be earned.

(c)

Unrestricted Stock Award. For each calendar year, a Non-Employee Director may elect to receive Unrestricted Stock for part or all of the Cash Compensation that would otherwise be paid in the next calendar year. On or before December 20 (or such other date in

December as may be set from time to time for the orderly administration of the Plan) of each year, such election to receive Unrestricted Stock instead of cash may be made by giving written notice thereof in the manner prescribed by the Company, except that such election may be made by the end of the 30-day period after a Non-Employee Director is first elected to the Board of Directors, to be effective for any Cash Compensation for that year. Such election to receive Unrestricted Stock becomes irrevocable on December 31 of the calendar year prior to the year in which the Cash Compensation is to be earned.

(d)	Restricted Stock Unit Award. For each calendar year, a Non-Employee Director may elect to receive Restricted Stock Units for part or all of the Cash Compensation that would otherwise be paid in the next calendar year. On or before December 20 (or such other date in December as may be set from time to time for the orderly administration of the Plan) of each year, such election to receive Restricted Stock Units instead of cash may be made by giving written notice thereof in the manner prescribed by the Company, except that such election may be made by the end of the 30-day period after a Non-Employee Director is first elected to the Board of Directors, to be effective for any Cash Compensation for that year earned beginning the month after such election is made. Such election to receive Restricted Stock Units becomes irrevocable on December 31 of the calendar year prior to the year in which the Cash Compensation is to be earned.

(e)	Restricted Stock Units Settled.

(i)

Non-Employee Directors may elect to set the time and form of settlement of Restricted Stock Units as Phillips 66 Common Stock by elections made prior to the calendar year in which such Restricted Stock Units are granted. Such elections shall become irrevocable on December 31 of the calendar year in which they are made;

provided, however, that a subsequent change in time or form of payment may be allowed pursuant to the subsequent election provisions of Section 4(b) of this Plan. Such elections shall be on the form or forms attached as Exhibits to this Plan from time to time, the terms of which shall be incorporated herein by reference. In the event an initial election is not timely made with regard to a particular Restricted Stock Unit Award described in this Section 2(e)(i), then restrictions on such Restricted Stock Unit Award shall lapse upon the earlier of the death or the date six months after the date of separation from service, whether by retirement, disability, or otherwise (than death), of the Non-Employee Director to whom the Restricted Stock Unit Award was granted. Notwithstanding anything in this Plan or on an election to the contrary, if the Plan or the election would otherwise lapse restrictions on a Restricted Stock Unit Award described in this Section 2(e)(i) on the separation from service of a Non-Employee Director, such settlement shall not be made until the earlier of the death of the Non-Employee Director or the date which is six months after the date of such Non-Employee Director’s separation from service.

(ii)	A Restricted Stock Unit Award is made for services performed by the Non-Employee Director in the year in which the Restricted Stock Unit Award is made, not with regard to any prior year or later year service.

Section 3. Deferred Compensation Accounts

(a)

Credit for Deferral. The Company will establish and maintain Deferred Compensation Accounts for each Non-Employee Director who defers Cash Compensation and/or Restricted Stock Units which will be credited with the amounts deferred for the year to which the deferral relates. Amounts deferred shall be credited as soon as practicable but not later than 30 days after the date the payment would otherwise have been made. The value of the underlying Restricted Stock Units, including all dividends that are reinvested, shall be the monthly average Fair Market Value of the calendar month preceding the month in which the cash payment or shares are to be delivered, as applicable. The monthly average Fair Market Value of the Phillips 66 Common Stock is the average of the daily Fair Market Value of the Phillips 66 Common Stock for each trading day of the month. The daily Fair Market Value of the Phillips 66 Common Stock shall be deemed equal to the average of the reported highest and lowest sales prices per share of such Phillips 66 Common Stock as reported on the composite tape of the New York Stock Exchange transactions.

(b)

Designation of Investments. The amount in each Non-Employee Director’s Deferred Compensation Account shall be deemed to have been invested and reinvested from time to time, in such “eligible securities” as the Non-Employee Director shall designate. Prior to or in the absence of a Non-Employee Director’s designation, the Company shall designate an “eligible security” in which the Non-Employee Director’s Deferred Compensation Account shall be deemed to have been invested until designation instructions are received from the Non-Employee Director. Eligible securities are those securities designated by the Chief Financial Officer of the Company. The Chief Financial Officer of the Company may include as eligible securities, stocks listed on a national securities exchange, and bonds, notes, debentures, corporate or governmental, either listed on a national securities exchange or for which price quotations are published in The Wall Street Journal and shares issued by investment companies commonly known as “mutual funds”. The Non-Employee

Director’s Deferred Compensation Account will be adjusted to reflect the deemed gains, losses and earnings as though the amount deferred was actually invested and reinvested in the eligible securities for the Non-Employee Director’s Deferred Compensation Account.

Notwithstanding anything to the contrary in this Section 3(b), in the event the Company actually purchases or sells such securities in the quantities and at the times the securities are deemed to be purchased or sold for a Non-Employee Director’s Deferred Compensation Account, the Account shall be adjusted accordingly to reflect the price actually paid or received by the Company for such securities after adjustment for all transaction expenses incurred (including without limitation brokerage fees and stock transfer taxes).

In the case of any deemed purchase not actually made by the Company, the Deferred Compensation Account shall be charged with a dollar amount equal to the quantity and kind of securities deemed to have been purchased multiplied by the fair market value of such security on the date of reference and shall be credited with the quantity and kind of securities so deemed to have been purchased. In the case of any deemed sale not actually made by the Company, the account shall be charged with the quantity and kind of securities deemed to have been sold, and shall be credited with a dollar amount equal to the quantity and kind of securities deemed to have been sold multiplied by the fair market value of such security on the date of reference. As used herein “fair market value” means in the case of a listed security the closing price on the date of reference, or if there were no sales on such date, then the closing price on the nearest preceding day on which there were such sales, and in the case of an unlisted security the mean between the bid and asked prices on the date of reference, or if no such prices are available for such date, then the mean between the bid and asked prices to the nearest preceding day for which such prices are available.

The Treasurer may also designate a Fund Manager to provide services which may include recordkeeping, Non-Employee Director accounting, Non-Employee Director communication, payment of installments to the Non-Employee Director, tax reporting and any other services specified by the Company in agreement with the Fund Manager.

(c)

Payments. A Non-Employee Director’s Deferred Compensation Account shall be debited with respect to payments made from the account pursuant to this Plan as of the date such payments are made from the account. The payment shall be made as soon as practicable, but no later than 2  1/2 months after the end of the calendar year in which the payment date falls.

If any person to whom a payment is due hereunder is under legal disability as determined in the sole discretion of the Chief Executive Officer, the Company shall have the power to cause the payment due such person to be made to such person’s guardian or other legal representative for the person’s benefit, and such payment shall constitute a full release and discharge of the Company and any fiduciary of the Plan.

(d)	Statements. At least one time per year the Company or the Company’s designee will furnish each Non-Employee Director a written statement setting forth the current balance in the Non-Employee Director’s Deferred Compensation Account, the amounts credited or debited to such account since the last statement and the payment schedule of deferred amounts and deemed gains, losses and earnings accrued thereon as provided by the deferred payment option selected by the Non-Employee Director.

Section 4. Deferred Payment Options

(a)	Payment Option. With regard to Deferred Compensation Accounts established for Cash Compensation or Stock Compensation that was not both earned and vested prior to January 1, 2005, a Non-Employee Director may make a subsequent change to an earlier election with regard to any such Deferred Compensation Account or Award. Such subsequent change may change either the time or the form of payment or both as to any particular Deferred Compensation Account or Award. Such subsequent change shall not become effective unless one year passes after such subsequent change is made and no event or time that would cause payment to be made under the election that is being changed has occurred. Any such subsequent change shall increase by at least five years the date on which payment will be made from the date on which payment would have been made under the election that is being changed. The Non-Employee Director is allowed to make no more than three such subsequent changes per Deferred Compensation Account or Award. With regard to a Deferred Compensation Account or Award as to which an election is in effect to take payments in installments, such installments shall be considered to be a single payment commencing on the first date an installment payment is scheduled to be made, in accordance with Treasury Regulation section 1.409A-2(b)(2)(iii).

(b)	Installment Amount. The amount of each installment shall be determined by dividing the balance in the Non-Employee Director’s Deferred Compensation Account as of the date the installment is to be paid, by the number of installments remaining to be paid (inclusive of the current installment) or such other installment option that may be offered.

Section 5. Death of Non-Employee Director

Upon the death of a Non-Employee Director, the Non-Employee Director’s beneficiary or beneficiaries designated in accordance with Section 6 of this Plan, or, in the absence of an effective beneficiary designation, the surviving spouse, or the Estate of the deceased Non-Employee Director, in that order of priority, shall receive the beneficiary’s or beneficiaries’ portion of the payments in accordance with the deferred payment schedule selected by the Non-Employee Director, whether the Non-Employee Director’s death occurred before or after such payments have commenced.

Section 6. Designation of Beneficiary

Each Non-Employee Director who defers under this Plan shall designate a beneficiary or beneficiaries to receive the entire balance of the Non-Employee Director’s Deferred Compensation Account by giving signed written notice of such designation in the manner prescribed by the Company. Each Non-Employee Director who has Restricted Stock Unit Award shall designate a beneficiary or beneficiaries to receive any such Restricted Stock Units by giving signed written notice of such designation in the manner provided by the Company. The Non-Employee Director may from time to time change or cancel any previous beneficiary designation in the same manner. The last written beneficiary designation received by the Company shall be controlling over any prior designation and over any testamentary or other disposition. After receipt by the Company of such written designation, it shall take effect as of the date on which it was signed by the Non-Employee Director, whether the Non-Employee Director is living at the time of such receipt, but without prejudice to the Company on account of any payment made under this Plan before receipt of such designation.

Section 7. Nonassignability

The right of a Non-Employee Director or beneficiary or other person who becomes entitled to receive payments under this Plan shall not be pledged, assigned or subject to garnishment, attachment or any other legal process by the creditors of or other claimants against the Non-Employee Director, beneficiary, or other such person.

Section 8. Administration, Interpretation and Amendment

The Plan shall be administered by the Chief Executive Officer of the Company or his designee. The decision of the Chief Executive Officer with respect to any questions arising as to the interpretation of this Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding. The Company reserves the right to amend this Plan from time to time or to terminate the Plan entirely, provided, however, that no amendment may affect the balance in a Non-Employee Director’s account on the effective date of the amendment and any termination of the Plan with respect to amounts subject to Code section 409A shall comply with the Treasury Regulation section 1.409A-3(j)(ix).

Section 9. Nonsegregation

Amounts deferred pursuant to this Plan and the crediting of amounts to a Non-Employee Director’s Deferred Compensation Account shall represent the Company’s unfunded and unsecured promise to pay compensation in the future. With respect to said amounts, the relationship of the Company and a Non-Employee Director shall be that of debtor and general unsecured creditor. While the Company may make investments for the purpose of measuring and meeting its obligations under this Plan such investments shall remain the sole property of the Company subject to claims of its creditors generally, and shall not be deemed to form or be included in any part of the Deferred Compensation Account.

Section 10. Funding

All amounts payable under the Plan are unfunded and unsecured benefits and shall be paid solely from the general assets of the Company and any rights accruing to the Non-Employee Director or the beneficiary under this Plan shall be those of an unsecured general creditor; provided, however, that the Company may establish a grantor trust to pay part or all of its Plan payment obligations so long as the Plan remains unfunded for federal tax purposes.

Section 11. Miscellaneous

(a)	Except as otherwise provided herein, the Plan shall be binding upon the Company, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company’s assets and business or with or into which the Company may be consolidated or merged.

(b)	This Plan shall be construed, regulated, and administered in accordance with the laws of the State of Delaware except to the extent that said laws have been preempted by the laws of the United States.

Section 12. Effective Date of the Plan

The Phillips 66 Deferred Compensation Plan for Non-Employee Directors is effective May 1, 2012.